Joint Filer Information
Form 4


Designated Filer: Evan W. Thornley

Issuer & Ticker Symbol: LookSmart, Ltd.

Date of Earliest Transaction:  September 16, 2004

Joint Filer: Tracey Ellery

Address:
c/o LookSmart, Ltd.
625 Second Street
San Francisco, CA  94107

Relationship to Reporting Person to Issuer: Director, 10% Owner


Signature:  //Erik F. Riegler
            Attorney in Fact for Tracey Ellery